EXHIBIT 99.1

AVI BioPharma Reports Positive Phase II Clinical Results in Restenosis
Company Modifies Relationship with Medtronic

PORTLAND, Ore. — Sept. 18, 2003 — AVI BioPharma, Inc. (Nasdaq: AVII), today reported positive Phase II clinical trial data on its NeuGene® antisense drug Resten-NG® at the 15th annual scientific symposium of Transcatheter Cardiovascular Therapeutics in Washington, D.C. The multicenter clinical trial evaluated the safety and effectiveness of Resten-NG in patients at high risk of cardiovascular restenosis following angioplasty and stent placement. Resten-NG inhibits the expression of the c-myc gene, which plays a key role in the development of the pathology leading to restenosis.

Fifty-seven patients were enrolled in the trial, known as the AVAIL study, and were randomized into three groups: a control arm, a subtherapeutic dose (3 mg) treatment arm, and a therapeutic dose (10 mg) treatment arm. Patients in the therapeutic dose and subtherapeutic dose treatment arms received the drug via a coronary delivery catheter directly to the site of angioplasty and stent placement.

The primary efficacy endpoint was angiographic analysis at six months. The restenosis rate was 33.3 percent in both the control and subtherapeutic dose treatment arms, and 8.3 percent in the therapeutic dose treatment arm. This 75 percent reduction in the rate of restenosis was statistically significant (p=0.02).

The secondary endpoint of the study was late loss, which is the decrease in vessel lumen diameter at six months. The therapeutic dose treatment arm showed a significant reduction of late loss and lesion length compared with the control arm and the subtherapeutic treatment arm. There were no increases in toxicity or adverse events in either of the treatment arms. The therapeutic dose treatment arm also experienced a lower rate of target lesion revascularization than the other arms.

“These results provide additional data supporting the safety and efficacy of AVI’s antisense therapeutics in treating cardiovascular disease,” said Nicholas Kipshidze, M.D., Ph.D., of Lenox Hill Hospital in New York. “The patients treated in this trial were at high risk for restenosis, giving us the ability to evaluate efficacy with a small sample size. The data indicate Resten-NG provided a substantial and statistically significant benefit for these high-risk patients.”

Cardiovascular Program Update

AVI also announced today that it had exercised its option to convert the Resten-NG license it had granted to Medtronic Inc. from exclusive to nonexclusive.

“Our cardiovascular program continues to move forward on several levels,” said Denis R. Burger, Ph.D., chief executive officer at AVI. “In addition to the AVAIL results and the recently announced initiation of our microbubble trial, we now can offer Resten-NG to other partners on a nonexclusive basis, allowing for potentially greater flexibility and faster commercialization of the drug.”

In August, AVI initiated a Phase II clinical study of Resten-NG delivered using AVI’s proprietary microbubble delivery system. The study will evaluate efficacy and safety of Resten-NG delivered systemically with AVI’s microbubble preparation, compared with angioplasty and stent placement alone. Successful systemic delivery of Resten-NG could make the drug available for broad application with stent placement and for multiple applications after angioplasty. AVI plans to initiate a Phase III clinical trial in Europe with Resten-NG on a stent platform around the end of this year.

About AVI BioPharma

AVI BioPharma develops therapeutic products for the treatment of life-threatening diseases using two technology platforms: third-generation NeuGeneantisense drugs and cancer immunotherapy. AVI’s lead NeuGene antisense compound is designed to target cardiovascular restenosis, cancer, polycystic kidney disease and other cell proliferation disorders. In addition to targeting specific genes in the body, AVI’s antiviral program uses NeuGene antisense compounds to target single-stranded RNA viruses, including West Nile virus, SARS coronavirus, calicivirus, and hepatitis C. AVI’s second technology, AVICINE®, is a therapeutic cancer vaccine with late-stage trials planned for the treatment of pancreatic and colorectal cancer. More information about AVI is available on the company’s Web site at http://www.avibio.com/.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, the results of research and development efforts, the results of preclinical and clinical testing, the effect of regulation by the FDA and other agencies, the impact of competitive products, product development, commercialization and technological difficulties, and other risks detailed in the Company’s Securities and Exchange Commission filings.